Yelp Announces First Quarter 2012 Financial Results

Revenue Increases 66% Over First Quarter 2011

SAN FRANCISCO, May 2, 2012 /PRNewswire/ -- Yelp Inc. (NYSE: YELP), the company that connects consumers with great local businesses, today announced financial results for the first quarter ended March 31, 2012.

(Logo: http://photos.prnewswire.com/prnh/20050511/SFW134LOGO)

  Revenue was $27.4 million in the first quarter of 2012, reflecting 66% growth in revenue from the first quarter 2011
  Cumulative reviews grew 59% to 27.6 million
  Average monthly unique visitors grew 53% to 71.4 million*
  Active local business accounts grew 117% to 27,300

Net loss in the first quarter of 2012 was $(9.8) million or $(0.31) per share, compared to a net loss of $(2.8) million, or $(0.19) per share, in the first quarter of 2011. Adjusted EBITDA for the first quarter of 2012 was a loss of approximately $1 million, compared to a loss of $880,000 for the first quarter of 2011.

"We are very pleased to report our first quarter as a public company," said Jeremy Stoppelman, Yelp's chief executive officer. "We were particularly excited to launch 11 new Yelp markets in the first quarter, including Sydney and Stockholm. With more than 80 Yelp cities around the world today, consumers are yelping about their favorite local businesses in record numbers and we look forward to continue expanding our platform around the globe."

"Our initial public offering added $114 million to our balance sheet, adding strength to our financial foundation as we look to continue investing in our rapid growth and increase the value we deliver to our communities and local businesses," added Rob Krolik, Yelp's chief financial officer. "The number of active business accounts has more than doubled year over year, and we have seen engagement from local business owners increase proportionally as they realize the positive economic impact that results when business owners have a constructive dialogue with their customers."

Business Highlights

  New market expansion: Yelp launched 11 new markets in the first quarter, including Antwerp, Brussels, Oklahoma City, Perth and Hampton Beach, increasing the total active markets worldwide to 82.
  Yelp Mobile:  Our mobile apps were used on approximately 6.3 million unique mobile devices on a monthly average basis for the quarter. Our development team released a total of nine updates for Yelp's iPhone and Android apps in the first quarter. Enhancements to the user experience included new features such as the release of photo feedback, new search filters (filter by what's hot/new and by businesses with deals) and the ability to view business owner replies.
  Distribution partnerships: Mercedes and Lexus integrated Yelp into their in-vehicle infotainment systems. Combined with Yelp's BMW partnership announced in December, these relationships underscore the value that Yelp content provides to consumers on the go. OEMs are now working quickly to ensure that Yelp reviews are within reach from the dashboard.
  Yelp for Business Owners: Yelp introduced a new set of dashboard metrics to make Yelp's business owner accounts even more insightful. The most notable improvement is the integration of mobile metrics which enables a business owner to track how many people placed a call to a business, mapped directions, purchased a Yelp Deal and/or uploaded photos.
  Yelp Deals: Yelp Deals continues to grow. More than 25,000 businesses offered deals to their local community in the first quarter.

Business Outlook

As of today, Yelp is initiating guidance for its second quarter of 2012 and full year 2012 revenue and adjusted EBITDA guidance.

  For the second quarter of 2012, revenue is expected to be in the range of $29 million to $31 million. Adjusted EBITDA is expected to be a loss in the range of $(500,000) to $(800,000).
  For the full year of 2012, revenue is expected to be in the range of $128 to $132 million, representing growth of 54% to 58% compared to the full year of 2011. Adjusted EBITDA is expected to be breakeven to slightly positive.

Quarterly Conference Call

Yelp will discuss its quarterly results today via teleconference at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To access the call, please dial (866) 202-4367, or outside the U.S. (617) 213-8845, with Passcode 20131940, at least five minutes prior to the 1:30 p.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 3:30 p.m. PT May 2, 2012 and 11:59 p.m. PT May 9, 2012 by calling (888) 286-8010 or (617) 801-6888, with Passcode 75247748. The replay will also be available on the Company's website at http://www.yelp-ir.com.

About Yelp

Yelp connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken root in major metros across the US, Canada, UK, Ireland, France, Germany, Austria, The Netherlands, Spain, Italy, Switzerland, Belgium, Australia, Sweden and Denmark. Yelp had a monthly average of 71.4 million unique visitors in Q1 2012*. By the end of March 2012, Yelpers had written more than 27 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists. On average, Yelp's mobile applications were used on 6.3 million unique mobile devices per month in the in first quarter of 2012, helping users make spending decisions on-the-go. For more information, please visit http://www.yelp.com/ or send an email to press@yelp.com.

*Source: Google Analytics

Non-GAAP Financial Measures

This press release includes the following financial measure defined as "non-GAAP financial measures" by the Securities and Exchange Commission, or SEC: adjusted EBITDA. Adjusted EBITDA has been included in this press release because it is a key measure used by the Company's management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs;
  adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
  adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and
  other companies, including companies in the Company's industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and the Company's other GAAP results. Additionally, the Company has not reconciled adjusted EBITDA guidance to net income guidance because it does not provide guidance for other income (expense) and provision for income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of the Company's control and/or cannot be reasonably predicted, the Company is unable to provide such guidance. Accordingly, reconciliation to net income (loss) is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on the Company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2012, the future growth in Company revenue and continued investing by the Company in its future growth. The Company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the Company's short operating history in an evolving industry; the Company's ability to generate sufficient revenue to achieve or maintain profitability, particularly in light of its significant ongoing sales and marketing expenses; the Company's reliance on traffic to its website from search engines like Google, Yahoo! and Bing; the Company's ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding the Company's base of advertisers; the price volatility of the Company's Class A common stock, including in connection with the expiration of any restrictions on trading in the Company's stock; changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the Company's ability to deal with the increasingly competitive local search environment; the Company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; the competitive and regulatory environment while the Company continues to expand geographically and introduce new products and as new laws and regulations related to Internet companies come into effect; and the Company's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's prospectus included in its Registration Statement on Form S-1, as amended, copies of which may be obtained by visiting the Company's Investor Relations website at http://www.yelp-ir.com/phoenix.zhtml?c=250809&p=irol-irhome or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the Company on the date hereof. Yelp assumes no obligation to update such statements. The results we report in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 could differ from the preliminary results we have announced in this press release.

Media Contact Information
Yelp Press Office
Stephanie Ichinose
(415) 908-3679
stephanie@yelp.com

Investor Relations Contact Information
The Blueshirt Group
Todd Friedman, Stacie Bosinoff, Nicole Gunderson
(415) 217-7722
yelp@blueshirtgroup.com

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 130,737	$ 21,736
Accounts receivable, net	7,179	8,257
Prepaid expenses and other current assets	2,508	1,733
Total current assets	140,424	31,726
Property, equipment and software, net	10,649	9,881
Restricted cash	1,497	365
Other assets	517	1,849
Total assets	$ 153,087	$ 43,821

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$ 3,441	$ 2,973
Accrued liabilities	8,030	7,685
Deferred revenue	999	2,072
Total current liabilities	12,470	12,730
Long-term liabilities	3	3
Total liabilities	12,473	12,733

Commitments and contingencies

Redeemable preferred stock	-	55,435

Stockholders' equity (deficit)
Common stock	-	-
Additional paid-in capital	191,448	16,625
Accumulated other comprehensive income (loss)	242	271
Accumulated deficit.	(51,076)	(41,243)
Total stockholders' equity (deficit)	140,614	(24,347)
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$ 153,087	$ 43,821

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2012	2011

Net revenue	$ 27,385	$ 16,500

Cost and expenses
Cost of revenue (1)	2,126	1,276
Sales and marketing (1)	18,770	11,271
Product development (1)	4,140	2,319
General and administrative (1)	10,729	3,617
Depreciation and amortization	1,361	819

Total cost and expenses	37,126	19,302
Loss from operations	(9,741)	(2,802)
Other expense, net	(30)	108
Loss before provision for income taxes	(9,771)	(2,694)
Provision for income taxes	(31)	(12)
Net loss	(9,802)	(2,706)
Accretion of redeemable convertible preferred stock	(31)	(47)
Net loss attributable to common stockholders	$ (9,833)	$ (2,753)

Net loss per share attributable to common stockholders:
Basic	$ (0.31)	$ (0.19)
Diluted	(0.31)	$ (0.19)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	31,263	14,553
Diluted.	31,263	14,553

(1) Includes stock-based compensation expense as follows:
	Three Months Ended
	March 31,
	2011	2010
Cost of revenue	$ 23	$ 9
Sales and marketing	1,124	271
Research and development	243	147
General and administrative	6,039	676
Total stock-based compensation	$ 7,429	$ 1,103

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2012	2011
Operating activities
Net loss	$ (9,802)	$ (2,706)
Adjustments to reconcile net income (loss) to net
cash (used in) provided by operating activities:
Depreciation and amortization	1,361	819
Provision for doubtful accounts	(10)	(65)
Stock-based compensation	7,429	1,103
Loss on disposal of assets and web-site development costs	1	5
Changes in operating assets and liabilities:
Accounts receivable	1,090	577
Prepaid expenses and other assets	(552)	129
Accounts payable and accrued expenses	(1,217)	750
Deferred revenue	(1,073)	384
Net cash (used in) provided by operating activities	(2,773)	996

Investing activities
Purchases of property, equipment and software	(367)	(813)
Capitalized website and software development costs	(612)	(537)
Change in restricted cash	(1,112)	-
Cash used in investing activities	(2,091)	(1,350)

Financing activities
Proceeds from initial public offering, net of offering costs	113,407	-
Proceeds from issuance of common stock	511	161
Net cash provided in financing activities	113,918	161

Effect of exchange rate changes on cash	(53)	(116)

Net increase in cash and cash equivalents	109,001	(309)
Cash and cash equivalents at beginning of period	21,736	27,074
Cash and cash equivalents at end of period	$ 130,737	$ 26,765

Yelp Inc.
Reconciliation of Net Loss to EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net loss	$ (9,802)	$ (2,706)
Provision for income taxes	31	12
Other income (expense), net	30	(108)
Depreciation and amortization	1,361	819
EBITDA	(8,380)	(1,983)
Stock-based compensation	7,429	1,103
Adjusted EBITDA	$ (951)	$ (880)